Exhibit 99.2

Sent via electronic delivery

February 17, 2017

Paul Kinnon

Chief executive Officer

Transgenomic, Inc.

12325 Emmet Street

Omaha, NE 68164

RE: Transgenomic, Inc. (Symbol: TBIO)

Nasdaq Listing Qualifications Hearings

Docket No. NQ 6166C-16

Dear Mr. Kinnon:

This is to inform you that the Nasdaq Hearings Panel has determined to delist the shares of Transgenomic Inc. (the Company) from the Nasdaq Stock Market. Suspension of trading in the shares will be effective at the open of business on February 22, 2017.

The Company was before the Panel on October 13, 2016, after Nasdaq Staff notified the Company that it was not in compliance with the minimum bid price requirement for continued listing in Listing Rule 5450(a)(1) or the minimum $2,500,000 in stockholders’ equity in Listing Rule 5450(b)(1). At the hearing, the Company asked that the Panel continue its listing to allow it to close a merger with Precipio Diagnostics, LLC, a private company. The business combination, which was to involve a change of control, would result in a new entity that the Company stated would meet all initial listing standards for the Capital Market, although it would need to implement a reverse stock split to ensure compliance with the bid price rule.

The Panel issued decisions on November 1, 2016, and again on December 27, 2016, ultimately allowing the Company to remain listed until February 19, 2017, while it worked to complete the merger. The Panel required periodic progress updates, which the Company provided. February 19, 2017, represents the full extent of the Panel’s authority to allow continued listing while the Company remains non-compliant.

The Company has informed the Panel that it will not complete the transaction by February 19, 2017.

Accordingly, the Panel has determined to delist the Company’s shares from the Nasdaq Stock Market, and will suspend trading in those shares effective at the open of business on February 22, 2017. The Nasdaq Stock Market will complete the delisting by filing a Form 25 Notification of Delisting with the Securities Exchange Commission, after applicable appeal periods have lapsed.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision, and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasal Listing Rule 5820(a), the Company must submit a fee of $10,000.00 to The Nasdaq Stock Market LLC to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (240) 417-2528.

Sincerely,

/s/ Amy Horton

Amy Horton

Hearings Advisor

Nasdaq Office of General Counsel